Guidewire Software, Inc. 2011 Stock Plan
Notice of Restricted Stock Unit Award

Name of Grantee:	Award Number: ID:	PU
Pursuant to the Guidewire Software, Inc. 2011 Stock Plan (the “Plan”), this Notice of Restricted Stock Unit Award (the “Notice”) and the terms and conditions set forth in the Restricted Stock Unit Award Agreement (together with the Notice, the “Award Agreement”), Guidewire Software, Inc. (the “Company”) hereby grants an award of the number of Restricted Stock Units listed below (an “Award”) to the named Grantee.  Each Restricted Stock Unit shall relate to one share (a “Share”) of Common Stock (the “Stock”) of the Company.

No. of Restricted Stock Units Granted:
Grant Date:
Vesting Conditions:
These restricted stock units are restricted contingent upon the achievement of the associated Goal(s) and satisfaction of a time-based vesting schedule, at which time you will receive shares of Guidewire Software, Inc. common stock. The Goal will be measured as described in the Award Agreement and the time-based vesting will be satisfied in increments on the date(s) shown, subject to Grantee’s continuous employment with the Company through the applicable date(s):

Vesting Commencement Date:
Expiration Date:
 By Grantee’s signature acceptance and the signature of the Company's representative below, the Grantee and the Company agree that this Award is granted under, and governed by the terms and conditions of, the Plan and the Award Agreement.  In addition, in accepting this Award, the Grantee acknowledges, understands, and agrees that this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy, to the extent applicable. Section 9 of the Award Agreement includes important acknowledgements of the Grantee, each of which are accepted and confirmed by the Grantee’s acceptance of this Award.

By: Name: Title:	Employee Name Date

ACTIVE/102018431.1

Guidewire Software, Inc. 2011 Stock Plan
Restricted Stock Unit Award Agreement
SECTION 1. GRANT OF AWARD
On the terms and conditions set forth in the Notice of Grant of Award dated [ __ ] (the “Notice of Grant of Award”) and this Award Agreement, the company grants to the Grantee on the Date of Grant the award for the number of Restricted Stock Units (the “Target Grant Amount”) set forth in the Notice of Grant of Award, which such Target Grant Amount is subject to adjustment as described below.
In addition to the time-based vesting indicated on the Notice of Grant of Award (the “Time Condition”), the Restricted Stock Units (the “PSUs”) are subject to performance-based vesting (the “Performance Factor”) as described below. Both the Time Condition and some level of the Performance Factor must be satisfied before the PSUs will be deemed to be vested. After a determination of the Performance Factor has been made, the total number of PSUs granted to the Grantee (the “Final Grant Amount”) shall be set pursuant to the following formula: Target Grant Amount * Performance Factor = Final Grant Amount.
The Performance Factor is dependent on [ __ ].
Upon achievement of a Performance Factor greater than 0.0, 25% of the Final Grant Amount shall vest on the first anniversary of the Vesting Commencement Date (as set forth on the Notice of Grant of Award), subject to satisfaction of the applicable Time Condition, and any remaining portion of the Final Grant Amount shall vest as the applicable Time Condition is satisfied. If a Performance Factor greater than 0.0 is not achieved, then 100% of the PSUs will be forfeited.
In the event that the Company makes any acquisitions during Fiscal Year [ __ ], the Committee shall adjust the Performance Factor (by adjusting the [ __ ] targets) to reflect the impact of such acquisition(s). The Committee shall adjust the [ __ ] thresholds above to reflect the anticipated, recognizable [ __ ] from the acquired entity or assets for the remainder for Fiscal Year [ __ ] as outlined in the management case presented to the Board of Directors on or around the closing of the applicable transaction. For example, if the management case presented to the Board for a given acquisition shows related attributable, recognizable [ __ ] for the remaining portion of Fiscal Year [ __ ] in the amount of $[ __ ] million, then each of the threshold, target and maximum [ __ ] amounts shall be adjusted upward by $[ __ ] million (in this example, to $[ __ ] million, $[ __ ] million, and $[ __ ] million, respectively).
SECTION 2. RESTRICTIONS ON TRANSFER OF AWARD
The Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of by the Grantee, and, subject to the restrictions contained in this Award Agreement and the Plan, Shares issuable with respect to the Award may not be sold, transferred, pledged, assigned or otherwise encumbered or disposed of until (i) the Restricted

Stock Units have vested as provided in the Notice and (ii) Shares have been issued to the Grantee in accordance with the terms of the Plan and this Award Agreement.
SECTION 3. TERMINATION OF EMPLOYMENT
If the Grantee’s employment terminates for any reason (including death or disability) prior to a Vesting Date, any Restricted Stock Units that have not vested as of such date shall automatically and without notice terminate and be forfeited, and neither the Grantee nor any of his or her successors, heirs, assigns, or personal representatives will thereafter have any further rights or interests in such forfeited Restricted Stock Units.
SECTION 4. RECEIPT OF SHARES OF STOCK
As soon as practicable following each Vesting Date (but in no event later than two and one-half months after the end of the year in which the Vesting Date occurs), the Company shall issue to the Grantee the number of Shares equal to the aggregate number of Restricted Stock Units that have vested pursuant to the Notice and this Award Agreement on such date and the Grantee shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.
SECTION 5. INCORPORATION OF PLAN
Notwithstanding anything herein to the contrary, this Award Agreement shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Committee set forth in Section 2(b) of the Plan. Capitalized terms in this Award Agreement shall have the meaning specified in the Plan, unless a different meaning is specified herein.
SECTION 6. TAX WITHHOLDING
Regardless of any action that the Company, the Grantee’s actual employer or any Parent, Subsidiary or affiliate which employs the Grantee (collectively, the “Employer”) takes with respect to any or all income tax, social insurance, payroll tax, payment on account, or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to him or her (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Restricted Stock Units, including, without limitation, the grant, vesting, or settlement of the Restricted Stock Units, the issuance of Shares upon settlement, the subsequent sale of Shares acquired pursuant to such issuance, and the receipt of any dividends or dividend equivalents; and (b) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award or the Grantee’s other compensation. Furthermore, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, the Grantee acknowledges that the Company and/or the

Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
         Prior to any relevant taxable or tax withholding event, as applicable, the Grantee will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a) payment by the Grantee to the Company and/or Employer; or
(b) withholding from the Grantee’s wages or other cash compensation paid to him or her by the Company and/or the Employer; or
(c) withholding from proceeds of the sale of Shares acquired upon vesting and settlement of the Restricted Stock Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Grantee’s behalf pursuant to this authorization); or
(d) withholding in Shares to be issued upon vesting and settlement of the Restricted Stock Units; provided, however, that if Grantee is a Section 16 officer of the Company under the Exchange Act, then the Committee shall establish the method of withholding from alternatives (a)-(c) herein.
         To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Grantee is deemed, for tax purposes, to have been issued the full number of Shares subject to the vested Restricted Stock Units, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Grantee’s participation in the Plan.
         Finally, the Grantee shall pay to the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Grantee’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Grantee fails to comply with his or her obligations in connection with the Tax-Related Items.
SECTION 7. SECTION 409A
This Award Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code. Solely for purposes of Section 409A of the Code, each issuance of Shares on a Vesting Date shall be considered a separate payment. The Company makes no representations or warranty and shall have no liability to the Grantee or any other person if any provisions of this Award are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

SECTION 8. MISCELLANEOUS PROVISIONS
(i)Notice. Any notice required by the terms of this Award Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, (iii) deposit with Federal Express Corporation (or other overnight courier service approved by the Company), with shipping charges prepaid or (iv) the date on which an electronic notification is received. Notice shall be addressed to the Company at its principal executive office and to the Grantee at the address that he or she most recently provided to the Company in accordance with this Subsection (a).
(ii)Entire Agreement. This Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.
(iii)Governing Law; Choice of Venue. The Award and the provisions of this Award Agreement shall be governed by and constructed in accordance with the General Corporation Law of the State of Delaware as to matters within the scope thereof, and as to all other matters shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles that would result in the application of any law other than the law of the State of California. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Award Agreement and/or the Plan, the parties hereby submit to and consent to the exclusive jurisdiction of the State of California and agree that such litigation shall be conducted only in the courts of the County of San Mateo, California, or the United States federal courts for the Northern District of California, and no other courts, where the grant of the Award is made and/or to be performed.
(iv)Authorization to Disclose. The Grantee hereby authorizes and directs the Employer to disclose to the Company or any Parent or Subsidiary such information regarding the Grantee’s employment, the nature and amount of Grantee’s compensation and the fact and conditions of Grantee’s participation in the Plan as the Employer deems necessary or appropriate to facilitate the administration of the Plan.
(v)Severability. The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions nevertheless shall be binding and enforceable.
(vi)Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Grantee’s participation in the Plan, on this Award and on any Shares acquired under the Plan, to the extent that the Company determines that it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
SECTION 9. ACKNOWLEDGEMENTS OF THE GRANTEE

(i)Nature of Award. In accepting this Award the Grantee acknowledges, understands, and agrees that:
a.the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time;
b.the grant of this Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu of Awards, even if such grants have been made repeatedly in the past;
c.all decisions with respect to future Awards, if any, will be at the sole discretion of the Company;
d.the Grantee’s participation in the Plan shall not create a right to perform future Service with the Employer and shall not interfere with the ability of the Employer to terminate the Grantee’s Service at any time;
e.the Grantee’s participation in the Plan is voluntary;
f.this Award and the Shares subject to this Award are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or the Employer, and which are outside the scope of the Grantee’s employment or other contract for Services, if any;
g.this Award and the Shares subject to this Award are not intended to replace any pension rights or compensation;
h.this Award and the Shares subject to this Award are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services to the Company, the Employer, or any Parent, Subsidiary or affiliate of the Company;
i.this Award and the Grantee’s participation in the Plan shall not be interpreted to form an employment contract or Service relationship with the Company, the Employer, any Parent, Subsidiary or affiliate of the Company;
j.the future value of the Shares subject to this Award is unknown and cannot be predicted with certainty;
k.if the Grantee is issued Shares in settlement of this Award, the value of the Shares acquired may increase or decrease in value;
l.no claim or entitlement to compensation or damages shall arise from forfeiture of any portion of this Award resulting from termination of the Grantee’s employment by the Company or the Employer (for any reason whatsoever and regardless of whether in breach of applicable labor laws or whether later found to be invalid); and, in consideration of the grant of this Award, to which the Grantee is not otherwise entitled, the Grantee irrevocably agrees never to institute any claim against the Company or the Employer, waives his or her ability, if any, to bring any such claim, and releases the Company and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Grantee shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;
m.in the event of termination of the Grantee’s employment (regardless of whether in breach of applicable labor laws or whether later found to be invalid), the Grantee’s right to continue to vest in the Restricted Stock Units, if any, will terminate effective as of the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under applicable law; further, in the event of termination of the Grantee’s employment (regardless of whether in breach of applicable labor laws), the Grantee’s right to receive vested shares of this Award, if any, will be measured as of the date of termination of the Grantee’s active employment and will not be extended by any notice period mandated under applicable law; the Committee shall have the exclusive discretion to determine when the Grantee’s active employment is terminated for purposes of this Award (including whether the Grantee may still be considered actively employed while on a leave of absence);
n.this Award, as well as all other Awards previously granted to the Grantee on or after September 1, 2019, whether vested or exercised (as applicable), shall be subject to the terms and conditions of the Guidewire Software, Inc. Clawback Policy (the “Clawback Policy”), to the extent applicable; and
o.the Grantee has received and read a copy of the Plan and the Clawback Policy.
(ii)No Advice Regarding Award. The Company is not providing any tax, legal, or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan, or his or her acquisition or sale of the Shares subject to this Award. The Grantee is solely responsible for taking all appropriate legal advice, notably concerning U.S. and local country tax and social security regulations, when signing this Award Agreement, or selling the Shares acquired upon settlement of the Award, or more generally when making any decision in relation with this Award, this Award Agreement or otherwise under the Plan. The Company does not represent or guaranty that the Grantee may benefit from specific provisions under said regulations and the Grantee shall on his or her own efforts receive proper information in this respect. The Grantee is hereby advised to consult with his or her personal tax, legal, and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.
(iii)Tax Consequences. The Grantee agrees that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes the Grantee’s liability for Tax-Related Items. The Grantee shall not make any claim against the Company or its Board of Directors, officers or employees related to Tax-Related Items arising from this Award.
(iv)Electronic Delivery of Documents. The Grantee agrees that the Company may decide, in its sole discretion, to deliver by email or other electronic means any documents relating to the Plan or this Award (including, without limitation, a copy of the Plan) and all other documents that the Company is required to deliver to its security holders (including, without limitation, disclosures that may be required by the U.S. Securities and Exchange Commission). The Grantee also agrees that the Company may deliver these documents by posting them on a website maintained by the Company or by a third party under contract with the Company. If the Company posts these documents on a website, it shall notify the Grantee by email.